Exhibit 99.1

FOR IMMEDIATE RELEASE December 8, 2005	CONTACTS

	Gene Hynes	Victor Emmanuel
	Lynch Corporation	Creative Partners
	203.622.1150	203.705.9203
ghynes@lynchcorp.com

Lynch Corporation Announces

Extension of Rights Offering

GREENWICH, Conn, December 8, 2005— Lynch Corporation (ASE: LGL) today announced that it has extended the expiration date of its rights offering until 5:00 PM Eastern Standard Time on Friday, December 16, 2005. The rights offering was originally scheduled to expire at 5:00 PM Eastern Standard Time on Monday, December 12, 2005. The rights offering will grant holders of the Company’s common shares transferable subscription rights to purchase the Company’s common shares at a subscription price of $7.25 per share.

On November 10, 2005, Lynch Corporation commenced the rights offering. Under the terms of the offering, holders of the Company’s common shares are entitled to one transferable subscription right for each common share held on the record date, November 9, 2005. Every three such rights entitle the shareholder to subscribe for one common share at a subscription price of $7.25 per share. The basic subscription rights are transferable. If any holders of subscription rights do not exercise their basic subscription rights in full, the Company will permit shareholders on the record date who do exercise their basic subscription rights in full to subscribe for up to an equal number of additional shares at the same subscription price per share. In the event of oversubscription, the additional common shares will be allocated on a pro rata basis.

The Company has mailed to holders of our common shares as of the record date a prospectus for the rights offering accompanied by a Subscription Certificate and related instructions for exercising the rights. The prospectus contains a description of the rights offering and other information. For questions concerning the delivery of the prospectus, as well as requests for additional copies, please contact the subscription agent, Mellon Investor Services LLC, at (866) 340-1578.

Lynch is a holding company for two manufacturing subsidiaries:

•	MtronPTI, which designs and manufactures components that control the frequency of electronic signals in communications systems.
•	Lynch Systems, Inc., which produces advanced manufacturing systems for the electronic display and consumer glass industries.

NOTE: This press release is not an offering, which can be made only by means of the prospectus. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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Caution Concerning Forward Looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in Lynch Corporation’s filings with the Securities and Exchange Commission.